Exhibit 99.1

FOR IMMEDIATE RELEASE	OTCBB symbol: OEHL

ORION ETHANOL RAISES $12.43 MILLION
IN PRIVATE PLACEMENT

PRATT, KANSAS, November 7, 2006 - Orion Ethanol, Inc., (OTCBB: OEHL) formerly known as, RTO Holdings, Inc. (OTCBB: RTOH), announced today the completion of a private placement of convertible notes in the aggregate principal amount of $12.43 million. The proceeds will be predominately used to make required deposits with Orion Ethanol’s primary EPC contractor, Lurgi PSI, Inc., for the construction of its new Enid, Oklahoma and Shattuck, Oklahoma ethanol plants. The payment of the deposits for these two new facilities will ensure price protection against future capital cost increases.

Global Hunter Securities LLC acted as the exclusive placement agent for this transaction.

“We are extremely pleased to have completed this private placement of convertible securities that enables our company to stay on track with our business plan for constructing our second and third ethanol plants, the only two ethanol plants permitted in the state of Oklahoma", commented Dr. Pat Barker, Executive Chairman of the Board.

About Orion Ethanol, Inc.

Orion Ethanol, is constructing a 55 million gallon per year dry mill ethanol plant in Pratt, Kansas. The Pratt facility, which is fully funded, is scheduled to begin producing in July of 2007. Each of Orion’s ethanol facilities has been designed by Lurgi PSI, Inc., to be expandable to 110 million gallons per year. In addition to its Pratt, Shattuck, and Enid facilities, Orion has secured land and water rights for three additional ethanol facilities. Orion’s corporate goal is to produce 660 million gallons of ethanol per year by 2010.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Orion Ethanol’s current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Orion Ethanol, Inc., undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

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For Further Information Contact:

Orion Ethanol, Inc.
Joshua Barker
307 South Main Street
Pratt, Kansas
Tel: (620) 672-2814
www.orionethanol.com

Kathy Hamilton
Investor Relations
Tel: (214) 208-0358